Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces September Quarter 2023 Financial Results

Record September quarter revenue with earnings growth of over 30 percent year-over-year

Expect full year adjusted revenue growth of 20 percent over 2022 with a double-digit operating margin

Guiding full year adjusted EPS of $6.00 - $6.25 and free cash flow of $2 billion

Balance sheet progressing toward investment grade metrics with S&P rating upgraded to BB+

ATLANTA, October 12, 2023 – Delta Air Lines (NYSE: DAL) today reported financial results for the September quarter and provided its outlook for the December quarter 2023. Highlights of the September quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“Thanks to the outstanding work of our entire team, Delta delivered record September quarter revenue and a double-digit operating margin. Our operational reliability continues to strengthen, thanks to our people, and I’m pleased to recognize their outstanding efforts with over $1 billion accrued year-to-date towards profit sharing,” said Ed Bastian, Delta's chief executive officer.

“Delta continues to set itself apart as a trusted consumer brand delivering welcoming, caring and elevated service by the best people in the industry. Our differentiated position supports our expectations for full year revenue growth of 20 percent over 2022, and pre-tax earnings of over $5 billion, a near doubling over prior year earnings.”

September Quarter 2023 GAAP Financial Results

•	Operating revenue of $15.5 billion
•	Operating income of $2.0 billion with an operating margin of 12.8 percent
•	Pre-tax income of $1.5 billion with a pre-tax margin of 9.8 percent
•	Earnings per share of $1.72
•	Operating cash flow of $1.1 billion
•	Payments on debt and finance lease obligations of $724 million
•	Total debt and finance lease obligations of $19.5 billion at quarter end

September Quarter 2023 Adjusted Financial Results

•	Operating revenue of $14.6 billion, 13 percent higher than the September quarter 2022
•	Operating income of $2.0 billion with an operating margin of 13.5 percent
•	Pre-tax income of $1.7 billion with a pre-tax margin of 11.8 percent
•	Earnings per share of $2.03
•	Operating cash flow of $1.1 billion
•	Adjusted net debt of $20.2 billion at quarter end

1

December Quarter and Full Year Outlook1

		4Q23 Forecast	FY 2023 Forecast
	Total Revenue YoY	Up 9% - 12%	Up ~20%
	Operating Margin	9% - 11%	~11.5%
	Earnings Per Share	$1.05 - $1.30	$6.00 - $6.25

[1]	Non-GAAP measures; Refer to Non-GAAP reconciliations for comparison figures

Additional metrics for financial modeling can be found in the Supplemental Information section under Quarterly Results on ir.delta.com.

Revenue Environment and Outlook

“We generated record September quarter revenue, with total revenues 13 percent higher than the September quarter of 2022. With this performance, we expect to deliver a record September quarter unit revenue premium to the industry, reflecting the strength of Delta’s diverse revenue streams and continued brand momentum,” said Glen Hauenstein, Delta’s president.

“Robust demand for travel on Delta is continuing into the December quarter where we expect total revenue growth of 9 percent to 12 percent compared to the December quarter 2022 with total unit revenue (TRASM) expected to decline 2.5 percent to 4.5 percent. Within this outlook, Domestic and Transatlantic trends are consistent with the September quarter on a year-over-year basis, while unit revenue trends in the Pacific and Latin America are expected to modestly decelerate given capacity growth related to China re-opening and investment in our LATAM JV.”

•	Demand for travel on Delta remains strong: Unit revenues in the September quarter were at the high-end of guidance, with adjusted total unit revenue (TRASM) down 2.5 percent year-over-year, including approximately one point of pressure from Cargo and MRO. Passenger unit revenue (PRASM) was down 1.5 percent year-over-year.
•	Domestic demand environment steady: Domestic passenger revenue increased 6 percent versus 2022 on 11 percent more capacity, with domestic unit revenue down 4 percent year-over-year. Coastal hub load factors expanded year-over-year, driven by growing demand in Boston and New York. Business travel continues to improve as corporates announce return to office initiatives. Our recent corporate survey indicates that a significant majority of companies are expecting their travel volumes to increase or stay the same in the December quarter and into 2024.
•	International strength extending through fall: International passenger revenue was 35 percent higher versus 2022 in the September quarter with record margins across all regions. Transatlantic revenue grew 34 percent with record PRASM on its largest schedule in Delta's history. Latin America revenue grew 20 percent versus 2022 driven by strength in South America as the LATAM JV delivers increased connectivity and synergies. For the year, we remain confident in finishing strong with record profitability across all three international entities.
•	Growth in diversified revenue streams continues: Premium and other diversified revenue streams, including Loyalty, Cargo and MRO comprised 55 percent of total revenues year-to-date. Premium revenue growth of 17 percent year-over-year outpaced main cabin by 5 points, with total Loyalty revenue up 17 percent on strong co-brand acquisitions and spend growth. American Express remuneration for the September quarter was $1.7 billion, approximately 20 percent higher than September quarter 2022.

Cost Performance and Outlook

“For the December quarter, we expect non-fuel unit costs to be flat to 2% higher year-over-year as we realize the benefits of scale and efficiency while making investments in our people and operational reliability,” said Dan Janki, Delta’s chief financial officer. “Delivering operational excellence while driving efficiency remains a top priority.”

2

September Quarter 2023 Cost Performance

•	Operating expense of $13.5 billion and adjusted operating expense of $12.6 billion
•	Adjusted non-fuel costs of $9.2 billion
•	Non-fuel CASM was 1.3 percent higher year-over-year
•	Adjusted fuel expense of $3.0 billion was down 10 percent year-over-year
•	Adjusted fuel price of $2.78 per gallon declined 21 percent year-over-year and includes a refinery benefit of 11¢ per gallon
•	Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.5, a 1.7 percent improvement year-over-year

Balance Sheet, Cash and Liquidity

“Our financial foundation is continuing to strengthen as we've reduced our leverage to 3x in the September quarter from 5x at the end of last year.” Janki said. “We have repaid $3.7 billion of debt year-to-date and we expect to repay over $4 billion for the year. In recognition of our improving balance sheet, we received a rating upgrade from S&P in August to BB+ with a positive outlook.”

•	Adjusted net debt of $20.2 billion at September quarter end, a reduction of $2.1 billion from the end of 2022
•	Payments on debt and finance lease obligations of $724 million in the September quarter. This included $424 million of maturities and the early repayment of $300 million of debt instruments with an average interest rate of 8 percent
•	Weighted average interest rate of 4.5 percent with 89 percent fixed rate debt and 11 percent variable rate debt
•	Adjusted operating cash flow of $1.1 billion, and with gross capital expenditures of $1.4 billion, free cash flow was negative $250 million
•	Air Traffic Liability ended the quarter at $8.7 billion, down mid-teens sequentially from the end of June quarter, consistent with pre-pandemic seasonal trends
•	Liquidity* of $7.8 billion at quarter-end, including $2.8 billion in undrawn revolver capacity

*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

3

September Quarter Highlights

Operations, Network and Fleet

•	Operated the most on-time airline in the quarter, leading our competitive set in July through September[1]
•	Took delivery of 28 aircraft year-to-date and 10 this quarter, including the A321neo, A220-300 and A330-900
•	Announced Delta's largest ever Latin America and Caribbean winter schedule, adding 35,000 seats
•	In partnership with Aeroméxico, Delta codeshare will support 17 new routes from 7 airports in Mexico to 9 destinations in the U.S. beginning in January 2024
•	Announced a return of nonstop service to Curaçao in December 2023, for the first time since 2010
•	Beginning summer 2024, Delta will add new routes from JFK to Naples and Munich, building on its strong Transatlantic schedule to connect customers to popular European destinations
•	Announced a new Minneapolis to Dublin route beginning in May 2024, making MSP Delta's third U.S. hub to offer seasonal service to Dublin in addition to year-round service from JFK

Culture and People

•	Recorded $417 million toward next year's profit sharing payment in the quarter and over $1 billion year-to-date, which is expected to be paid to Delta employees in February 2024
•	USA Today readers selected Delta Air Lines as the Best Airline of 2023 due to its on-time record, extensive route offerings, robust frequent flyer program and excellent lounges at airports across America
•	Ranked No. 12 in TIME Magazine’s World’s Best Companies of 2023 based on revenue growth, employee satisfaction and sustainability profile
•	Ranked the No. 1 airline in the U.S. for 2023 by readers of Condé Nast Traveler, who cited the quality of Delta’s in-flight service, amenities on the ground and high-tech innovations at check-in and boarding
•	Named No. 13 on Forbes’ list of America’s Best Employers for Women, the highest of any airline
•	Certified by Great Place To Work as a top employer for a fifth year
•	Ranked the No. 1 corporate blood drive sponsor for the American Red Cross for the sixth consecutive year
•	Contributed $250,000 to the American Red Cross in support of Hawaii wildfire relief efforts
•	200+ Delta people volunteered on 9/11 to assemble meal packs for Americans at risk of hunger in partnership with 9/11 Day, an organization created to fight hunger by people who lost loved ones that day
•	Provided 400 scholarships to summer camps for students around the world for an immersive experience aboard the world’s largest simulated aircraft carrier in partnership with the National Flight Academy

Customer Experience and Loyalty

•	Announced a strategic investment in Wheels Up with Certares Management LLC, Knighthead Capital Management LLC and others, combining the experience of Delta with the travel and tourism expertise of Certares and turnaround and restructuring expertise of Knighthead
•	Delta SkyMiles named as one of the Best Travel Rewards Programs by U.S. News & World Report for the seventh year in a row, ranking No. 1 among global airlines
•	Fast, free Wi-Fi with Delta Sync is now available on 615 domestic mainline aircraft, representing the largest free Wi-Fi fleet of any airline in the world
•	Debuted Delta Sync seatback in-flight entertainment on select A321 aircraft in the quarter, with plans to finish the A321 fleet and expand to 757s, 738s, A320s and A319s over the next several months
•	Delta has opened 5 new Sky Clubs in 2023 including 2 in the September quarter, and added more than 2,300 seats to current Clubs since 2022, with plans for additional expansions next year

Environmental, Social and Governance

•	Announced Amelia DeLuca as Chief Sustainability Officer, leading the airline on its journey to net-zero greenhouse gas emissions by 2050 and to delivering a more sustainable and elevated travel experience along the way
•	Established the Minnesota SAF Hub alongside Bank of America, Ecolab and Xcel Energy through the Greater MSP Partnership, a first-of-its-kind coalition to help scale sustainable aviation fuel
•	Joined the Zero Impact Aviation Alliance (ZIAA) as a founding member led by the Massachusetts Institute of Technology (MIT) to seek experiments and prototypes for progress in the SAF space
•	Federal Reserve Bank of Atlanta president and CEO Raphael Bostic joined CEO Ed Bastian as part of Delta’s ‘Gaining Altitude’ series to talk about responsive and transparent leadership, building an inclusive economy and overcoming institutional barriers
•	Delta's Government Affairs team led important conversations in the 52nd Annual Legislative Conference of the Congressional Black Caucus Foundation, the leading policy event on issues impacting the global Black community
•	Held Delta's annual WING Flight ("Women Inspiring our Next Generation"), operated exclusively by women, flying over 130 girls from Atlanta to NASA's Kennedy Space Center for a "Women in STEM" panel discussion and tours through interactive space exhibits

1Based on FlightStats preliminary data for Delta flights system wide and for Delta's competitive set (AA, UA, B6, AS, WN, and DL), from July 1 - September 30, 2023. On-time is defined as A0.

4

September Quarter Results

September quarter results have been adjusted primarily for the third-party refinery sales and unrealized losses on investments as described in the reconciliations in Note A.

	GAAP		$		%
($ in millions except per share and unit costs)	3Q23	3Q22	Change		Change
Operating income	1,984	1,456	528		36%
Operating margin	12.8%	10.4%	2.4	pts	23%
Pre-tax income	1,521	962	559		58%
Pre-tax margin	9.8%	6.9%	2.9	pts	42%
Net income	1,108	695	413		59%
Diluted earnings per share	1.72	1.08	0.64		59%
Operating revenue	15,488	13,975	1,513		11%
Total revenue per available seat mile (TRASM) (cents)	21.15	22.18	(1.03)		(5)%
Operating expense	13,504	12,519	985		8%
Cost per available seat mile (CASM) (cents)	18.44	19.87	(1.43)		(7)%
Fuel expense	2,936	3,318	(382)		(12)%
Average fuel price per gallon	2.76	3.57	(0.81)		(23)%
Operating cash flow	1,076	869	207		24%
Capital expenditures	1,269	1,442	(173)		(12)%
Total debt and finance lease obligations	19,513	23,233	(3,720)		(16)%

	Adjusted		$		%
($ in millions except per share and unit costs)	3Q23	3Q22	Change		Change
Operating income	1,963	1,492	471		32%
Operating margin	13.5%	11.6%	1.9	pts	16%
Pre-tax income	1,719	1,276	443		35%
Pre-tax margin	11.8%	9.9%	1.9	pts	19%
Net income	1,308	966	342		35%
Diluted earnings per share	2.03	1.51	0.52		35%
Operating revenue	14,553	12,840	1,713		13%
TRASM (cents)	19.87	20.38	(0.51)		(2.5)%
Operating expense	12,590	11,348	1,242		11%
Non-fuel cost	9,216	7,829	1,387		18%
Non-fuel unit cost (CASM-Ex) (cents)	12.59	12.43	0.16		1.3%
Fuel expense	2,957	3,282	(325)		(10)%
Average fuel price per gallon	2.78	3.53	(0.75)		(21)%
Operating cash flow	1,127	776	351		45%
Free cash flow	(250)	(679)	429		63%
Gross capital expenditures	1,442	1,467	(25)		(2)%
Adjusted net debt	20,155	20,541	(386)		(2)%

5

About Delta Air Lines  Through the warmth and service of the Delta Air Lines (NYSE: DAL) people and the power of innovation, Delta never stops looking for ways to make every trip feel tailored to every customer. 100,000 Delta people lead the way in delivering a world-class customer experience on over 4,000 daily flights to more than 280 destinations on six continents, connecting people to places and to each other.

Delta expects to serve nearly 200 million customers this year safely, reliably and with industry-leading customer service innovation – recognized as North America’s most on-time airline. We’re dedicated to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

Powered by innovative and strategic partnerships with Aeroméxico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. It has been recognized by Cirium for operational excellence, as the top U.S. airline by the Wall Street Journal, among Fast Company's most innovative companies, the World's Most Admired Airline according to Fortune, as one of Glassdoor's Best Places to Work, and a top employer for diversity, veterans and best workplaces for women by Forbes.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of incurring significant debt in response to the COVID-19 pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems on which we rely, which could compromise the data stored within them, as well as failure to comply with ever-evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects on our business of seasonality and other factors beyond our control, including severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; changes in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including but not limited to increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Operating Revenue:
Passenger	$13,119	$11,464	$1,655	14%	$36,735	$29,329	$7,406	25%
Cargo	154	240	(86)	(36)%	535	801	(266)	(33)%
Other	2,215	2,271	(56)	(2)%	6,555	7,017	(462)	(7)%
Total operating revenue	15,488	13,975	1,513	11%	43,825	37,147	6,678	18%

Operating Expense:
Salaries and related costs	3,760	3,050	710	23%	10,838	8,832	2,006	23%
Aircraft fuel and related taxes	2,936	3,318	(382)	(12)%	8,128	8,633	(505)	(6)%
Ancillary businesses and refinery	1,128	1,349	(221)	(16)%	3,427	4,449	(1,022)	(23)%
Contracted services	1,004	881	123	14%	3,009	2,425	584	24%
Landing fees and other rents	679	562	117	21%	1,880	1,611	269	17%
Aircraft maintenance materials and outside repairs	661	487	174	36%	1,860	1,474	386	26%
Passenger commissions and other selling expenses	618	546	72	13%	1,770	1,385	385	28%
Depreciation and amortization	594	538	56	10%	1,731	1,554	177	11%
Regional carrier expense	546	528	18	3%	1,664	1,547	117	8%
Passenger service	449	406	43	11%	1,307	1,050	257	24%
Profit sharing	417	237	180	76%	1,084	291	793	NM
Pilot agreement and related expenses	—	—	—	— %	864	—	864	NM
Aircraft rent	131	131	—	— %	395	380	15	4%
Other	581	486	95	20%	1,669	1,325	344	26%
Total operating expense	13,504	12,519	985	8%	39,626	34,956	4,670	13%

Operating Income	1,984	1,456	528	36%	4,199	2,191	2,008	92%

Non-Operating Expense:
Interest expense, net	(196)	(248)	52	(21)%	(627)	(791)	164	(21)%
Gain/(loss) on investments, net	(206)	(245)	39	(16)%	45	(613)	658	NM
Loss on extinguishment of debt	(13)	(34)	21	(62)%	(63)	(100)	37	(37)%
Pension and related (expense)/benefit	(61)	73	(134)	NM	(183)	218	(401)	NM
Miscellaneous, net	13	(40)	53	NM	(38)	(111)	73	(66)%
Total non-operating expense, net	(463)	(494)	31	(6)%	(866)	(1,397)	531	(38)%

Income Before Income Taxes	1,521	962	559	58%	3,333	794	2,539	NM

Income Tax Provision	(413)	(267)	(146)	55%	(761)	(305)	(456)	NM

Net Income	$1,108	$695	$413	59%	$2,572	$489	$2,083	NM

Basic Earnings Per Share	$1.73	$1.09			$4.03	$0.77
Diluted Earnings Per Share	$1.72	$1.08			$4.00	$0.76

Basic Weighted Average Shares Outstanding	639	638			639	638
Diluted Weighted Average Shares Outstanding	644	641			643	641

7

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Ticket - Main cabin	$6,620	$5,893	$727	12%	$18,538	$15,000	$3,538	24%
Ticket - Premium products	5,113	4,354	759	17%	14,263	11,005	3,258	30%
Loyalty travel awards	902	786	116	15%	2,547	2,073	474	23%
Travel-related services	484	431	53	12%	1,387	1,251	136	11%
Passenger revenue	$13,119	$11,464	$1,655	14%	$36,735	$29,329	$7,406	25%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Refinery	$935	$1,134	$(199)	(18)%	$2,817	$3,835	$(1,018)	(27)%
Loyalty program	791	655	136	21%	2,291	1,877	414	22%
Ancillary businesses	212	249	(37)	(15)%	657	665	(8)	(1)%
Miscellaneous	277	233	44	19%	790	640	150	23%
Other revenue	$2,215	$2,271	$(56)	(2)%	$6,555	$7,017	$(462)	(7)%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		3Q23 vs 3Q22
Revenue	3Q23 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$8,662	6%	(4)%	(5)%	11%
Atlantic	3,110	34%	10%	9%	22%
Latin America	788	20%	— %	(3)%	19%
Pacific	559	65%	(3)%	2%	70%
Passenger Revenue	$13,119	14%	(1)%	(2)%	16%
Cargo Revenue	154	(36)%
Other Revenue	2,215	(2)%
Total Revenue	$15,488	11%	(5)%
Third Party Refinery Sales	(935)
Total Revenue, adjusted	$14,553	13%	(2.5)%

8

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2023	2022	Change		2023	2022	Change
Revenue passenger miles (millions)	64,095	54,786	17%		174,586	145,004	20%
Available seat miles (millions)	73,226	63,007	16%		203,571	173,720	17%
Passenger mile yield (cents)	20.47	20.93	(2)%		21.04	20.23	4%
Passenger revenue per available seat mile (cents)	17.92	18.19	(1)%		18.05	16.88	7%
Total revenue per available seat mile (cents)	21.15	22.18	(5)%		21.53	21.38	1%
TRASM, adjusted - see Note A (cents)	19.87	20.38	(2.5)%		20.14	19.18	5%
Cost per available seat mile (cents)	18.44	19.87	(7)%		19.47	20.12	(3)%
CASM-Ex - see Note A (cents)	12.59	12.43	1.3%		13.13	12.78	3%
Passenger load factor	88%	87%	1	pt	86%	83%	3	pts
Fuel gallons consumed (millions)	1,062	930	14%		2,947	2,543	16%
Average price per fuel gallon	$2.76	$3.57	(23)%		$2.76	$3.39	(19)%
Average price per fuel gallon, adjusted - see Note A	$2.78	$3.53	(21)%		$2.78	$3.41	(18)%

9

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30,
(in millions)	2023	2022
Cash Flows From Operating Activities:
Net Income	$1,108	$695
Depreciation and amortization	594	538
Changes in air traffic liability	(1,683)	(817)
Changes in profit sharing	417	237
Changes in balance sheet and other, net	640	216
Net cash provided by operating activities	1,076	869

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(856)	(973)
Ground property and equipment, including technology	(413)	(469)
Purchase of short-term investments	(300)	(101)
Redemption of short-term investments	1,527	295
Acquisition of strategic investments	(152)	–
Other, net	63	(40)
Net cash used in investing activities	(131)	(1,288)

Cash Flows From Financing Activities:
Cash dividends	(64)	–
Payments on debt and finance lease obligations	(724)	(1,795)
Other, net	(12)	(13)
Net cash used in financing activities	(800)	(1,808)

Net Increase/(Decrease) in Cash, Cash Equivalents and Restricted Cash Equivalents	145	(2,227)
Cash, cash equivalents and restricted cash equivalents at beginning of period	2,824	9,552
Cash, cash equivalents and restricted cash equivalents at end of period	$2,969	$7,325

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$2,835	$7,023
Restricted cash included in prepaid expenses and other	134	149
Other assets:
Restricted cash included in other noncurrent assets	–	153
Total cash, cash equivalents and restricted cash equivalents	$2,969	$7,325

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in millions)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,835	$3,266
Short-term investments	2,170	3,268
Accounts receivable, net	3,214	3,176
Fuel inventory, expendable parts and supplies inventories, net	1,507	1,424
Prepaid expenses and other	2,529	1,877
Total current assets	12,255	13,011

Property and Equipment, Net:
Property and equipment, net	34,593	33,109

Other Assets:
Operating lease right-of-use assets	6,962	7,036
Goodwill	9,753	9,753
Identifiable intangibles, net	5,985	5,992
Equity investments	2,291	2,128
Other noncurrent assets	1,408	1,259
Total other assets	26,399	26,168
Total assets	$73,247	$72,288

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$1,981	$2,359
Current maturities of operating leases	728	714
Air traffic liability	8,738	8,160
Accounts payable	5,320	5,106
Accrued salaries and related benefits	4,003	3,288
Loyalty program deferred revenue	3,917	3,434
Fuel card obligation	1,100	1,100
Other accrued liabilities	1,769	1,779
Total current liabilities	27,556	25,940

Noncurrent Liabilities:
Debt and finance leases	17,532	20,671
Pension, postretirement and related benefits	3,618	3,707
Loyalty program deferred revenue	4,456	4,448
Noncurrent operating leases	6,558	6,866
Other noncurrent liabilities	4,301	4,074
Total noncurrent liabilities	36,465	39,766

Commitments and Contingencies

Stockholders' Equity:	9,226	6,582
Total liabilities and stockholders' equity	$73,247	$72,288

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information (“non-GAAP financial measures”) that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market (“MTM”) adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. During 2022, we recognized adjustments to certain of those restructuring charges, representing changes in our estimates.

Operating Revenue, adjusted and Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			3Q23 vs 3Q22 % Change
(in millions)	September 30, 2023	December 31, 2022	September 30, 2022
Operating revenue	$15,488	$13,435	$13,975
Adjusted for:
Third-party refinery sales	(935)	(1,142)	(1,134)
Operating revenue, adjusted	$14,553	$12,292	$12,840	13%

	Three Months Ended
	September 30, 2023	December 31, 2022	September 30, 2022	% Change
TRASM (cents)	21.15	22.58	22.18
Adjusted for:
Third-party refinery sales	(1.28)	(1.92)	(1.80)
TRASM, adjusted	19.87	20.66	20.38	(2.5)%

12

	Nine Months Ended
	September 30, 2023	September 30, 2022
TRASM (cents)	21.53	21.38
Adjusted for:
Third-party refinery sales	(1.38)	(2.20)
TRASM, adjusted	20.14	19.18

Year Ended
(in millions)	December 31, 2022
Operating revenue	$50,582
Adjusted for:
Third-party refinery sales	(4,977)
Operating revenue, adjusted	$45,605

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	September 30, 2023			September 30, 2023
	Pre-Tax	Income	Net	Earnings Per
(in millions, except per share data)	Income	Tax	Income	Diluted Share
GAAP	$1,521	$(413)	$1,108	$1.72
Adjusted for:
MTM adjustments and settlements on hedges	(21)
Loss on extinguishment of debt	13
MTM adjustments on investments	206
Non-GAAP	$1,719	$(411)	$1,308	$2.03

	Three Months Ended			Three Months Ended
	September 30, 2022			September 30, 2022
	Pre-Tax	Income	Net	Earnings Per
(in millions, except per share data)	Income	Tax	Income	Diluted Share
GAAP	$962	$(267)	$695	$1.08
Adjusted for:
MTM adjustments and settlements on hedges	36
Loss on extinguishment of debt	34
MTM adjustments on investments	245
Restructuring charges	1
Non-GAAP	$1,276	$(311)	$966	$1.51

13

	Year Ended			Year Ended
	December 31, 2022			December 31, 2022
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,914	$(596)	$1,318	$2.06
Adjusted for:
MTM adjustments and settlements on hedges	29
Loss on extinguishment of debt	100
MTM adjustments on investments	784
Restructuring charges	(124)
Non-GAAP	$2,703	$(650)	$2,053	$3.20

Operating Margin, adjusted

	Three Months Ended
	September 30, 2023	September 30, 2022
Operating margin	12.8%	10.4%
Adjusted for:
MTM adjustments and settlements on hedges	(0.1)	0.3
Third-party refinery sales	0.8	0.9
Operating margin, adjusted	13.5%	11.6%

Operating Income, adjusted

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Operating income	$1,984	$1,456
Adjusted for:
MTM adjustments and settlements on hedges	(21)	36
Restructuring charges	–	1
Operating income, adjusted	$1,963	$1,492

Pre-Tax Margin, adjusted

	Three Months Ended
	September 30, 2023	September 30, 2022
Pre-tax margin	9.8%	6.9%
Adjusted for:
Third-party refinery sales	0.7	0.8
MTM adjustments and settlements on hedges	(0.1)	0.3
Loss on extinguishment of debt	0.1	0.2
MTM adjustments on investments	1.3	1.8
Pre-tax margin, adjusted	11.8%	9.9%

14

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following items provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Net cash provided by operating activities	$1,076	$869
Adjustments:
Net cash flows related to certain airport construction projects and other	51	(94)
Net cash provided by operating activities, adjusted	$1,127	$776

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents, short-term investments and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	September 30, 2023	December 31, 2022	September 30, 2022	3Q23 vs 4Q22 Change
Debt and finance lease obligations	$19,513	$23,030	$23,233
Plus: sale-leaseback financing liabilities	1,900	2,180	2,194
Plus: unamortized discount/(premium) and debt issue cost, net and other	83	138	151
Adjusted debt and finance lease obligations	$21,496	$25,349	$25,578
Plus: 7x last twelve months' aircraft rent	3,664	3,558	3,485
Adjusted total debt	$25,160	$28,906	$29,062
Less: cash, cash equivalents, short-term investments and LGA restricted cash	(5,005)	(6,603)	(8,521)
Adjusted net debt	$20,155	$22,303	$20,541	$(2,148)

Operating revenue, adjusted related to premium products and diverse revenue streams

Nine Months Ended
(in millions)	September 30, 2023
Operating revenue	$43,825
Adjusted for:
Third-party refinery sales	(2,817)
Operating revenue, adjusted	$41,009
Less: main cabin revenue	(18,538)
Operating revenue, adjusted related to premium products and diverse revenue streams	$22,471
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	55%

15

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

One-time pilot agreement expenses. In the March 2023 quarter, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes numerous work rule changes and pay rate increases during the four-year term, including an initial pay rate increase of 18%. The agreement also includes a provision for a one-time payment made upon ratification in the March 2023 quarter of $735 million. Additionally, we recorded adjustments to other benefit-related items of approximately $130 million. Adjusting for these expenses allows investors to better understand and analyze our core cost performance.

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Operating Expense	$13,504	$12,519
Adjusted for:
Third-party refinery sales	(935)	(1,134)
Aircraft fuel and related taxes	(2,936)	(3,318)
Profit sharing	(417)	(237)
Restructuring charges	–	(1)
Non-Fuel Cost	$9,216	$7,829

	Three Months Ended			3Q23 vs 3Q22
	September 30, 2023	December 31, 2022	September 30, 2022	% Change
CASM (cents)	18.44	20.11	19.87
Adjusted for:
Third-party refinery sales	(1.28)	(1.92)	(1.80)
Aircraft fuel and related taxes	(4.01)	(4.78)	(5.26)
Profit sharing	(0.57)	(0.46)	(0.38)
Restructuring charges	–	0.20	–
CASM-Ex	12.59	13.14	12.43	1.3%

	Nine Months Ended
	September 30, 2023	September 30, 2022
CASM (cents)	19.47	20.12
Adjusted for:
Third-party refinery sales	(1.38)	(2.20)
Aircraft fuel and related taxes	(4.00)	(4.97)
Profit sharing	(0.53)	(0.17)
One-time pilot agreement expenses	(0.42)	–
CASM-Ex	13.13	12.78

16

Operating Expense, adjusted

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Operating expense	$13,504	$12,519
Adjusted for:
MTM adjustments and settlements on hedges	21	(36)
Third-party refinery sales	(935)	(1,134)
Restructuring charges	–	(1)
Operating expense, adjusted	$12,590	$11,348

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	September 30,	September 30,		September 30,	September 30,
(in millions, except per gallon data)	2023	2022	% Change	2023	2022	% Change
Total fuel expense	$2,936	$3,318		$2.76	$3.57
Adjusted for:
MTM adjustments and settlements on hedges	21	(36)		0.02	(0.04)
Total fuel expense, adjusted	$2,957	$3,282	(10)%	$2.78	$3.53	(21)%

	Average Price Per Gallon
	Nine Months Ended
	September 30,	September 30,
(in millions, except per gallon data)	2023	2022
Total fuel expense	$2.76	$3.39
Adjusted for:
MTM adjustments and settlements on hedges	0.02	0.02
Total fuel expense, adjusted	$2.78	$3.41

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes LGA bonds and operating lease liabilities. We calculate EBITDAR by adding depreciation and amortization to GAAP operating income and adjusting for the fixed portion of operating lease expense.

(in billions)	September 30, 2023	December 31, 2022
Debt and finance lease obligations	$20	$23
Plus: Operating lease liability	7	8
Plus: Sale leaseback liability	2	2
Adjusted Debt	$29	$33

17

	Last Twelve Months Ended		Year Ended
(in billions)	September 30, 2023		December 31, 2022
GAAP operating income	$6		$4
Adjusted for:
One-time pilot agreement expenses	1		–
Operating income, adjusted	7		4
Adjusted for:
Depreciation and amortization	2		2
Fixed portion of operating lease expense	1		1
EBITDAR	$10		$7

Adjusted Debt to EBITDAR	3.0	x	5.0	x

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Flight equipment, including advance payments	$856	$973
Ground property and equipment, including technology	413	469
Adjusted for:
Financed aircraft acquisitions	162	137
Net cash flows related to certain airport construction projects	11	(112)
Gross capital expenditures	$1,442	$1,467

18

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our 2023 incentive compensation program. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other and (iv) financed aircraft acquisitions. These adjustments are made for the following reasons:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines and associated companies, including Wheels Up in the September 2023 quarter, are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Net cash provided by operating activities	$1,076	$869
Net cash used in investing activities	(131)	(1,288)
Adjusted for:
Net redemptions of short-term investments	(1,226)	(194)
Strategic investments and related	152	53
Net cash flows related to certain airport construction projects and other	40	18
Financed aircraft acquisitions	(162)	(137)
Free cash flow	$(250)	$(679)

19